Exhibit 10.1

October 26, 2015

Jon Rubin

108 West Mountain Rd
West Simsbury, CT 06092

Dear Jon:

Reference is hereby made to a certain employment agreement between Jonathan Rubin and Magellan Health Services, Inc. (‘Magellan”), dated August 11, 2008, as amended (the “Employment Agreement”), an amendment to the Employment Agreement dated April 28, 2014 (the “First Amendment”) and an amendment to the Employment Agreement dated April 28, 2015 (the “Second Amendment”). This letter will memorialize a third amendment to the Employment Agreement between you and Magellan as follows:

1.              The First Amendment and the Second Amendment are hereby terminated and are null and void.

2.              You shall remain employed with Magellan as Chief Financial Officer pursuant to the terms of the Employment Agreement as further amended pursuant to the terms of this letter amendment (the “Third Amendment”).

3.              Pursuant to Magellan’s Equity Award Policy and Magellan’s 2011 Management Incentive Plan, you will be granted stock options vesting in equal pro-rata amounts over three years on each anniversary date of such grant at an exercise price equal to the closing price of a share of Magellan Common Stock (“Common Stock”) on the date of grant. The number of options to be awarded shall be equal to $1,252,610 divided by the Black Scholes value of a share of Common Stock on the date of grant as determined by Magellan consistent with the usual methodology for the grants to other Magellan employees. The term of such options shall be ten years.

4.              Pursuant to Magellan’s Equity Award Policy and the 2011 Management Incentive Plan, you will be granted Restricted Stock Units vesting in equal pro-rata amounts over three years on each anniversary date of such grant equal to $390,000 divided by the closing price of the Common Stock on the date of grant.

5.              Upon your retirement from employment with Magellan as defined in Magellan’s Equity Retirement Policy (except for the requirement that you be age 65 or older), all of your outstanding and unvested stock options, restricted stock units and performance share units

4800 N. Scottsdale Road, Suite 4400, Scottsdale, AZ 85251 Office 602.572.2520 Fax 888.656.6003

shall continue to vest in accordance with their original terms without any requirement of your continued employment with Magellan. You will not be considered retired for this purpose if you become a full- time employee or if you are employed by another employer to serve as Chief Financial Officer or an executive officer. You will have the right to be considered retired for this purpose if you serve on boards of directors and/or become a part-time consultant.

6.              Except as amended in this letter, the terms of your Employment Agreement and the First Amendment shall remain in full force and effect.

Please indicate your agreement to the terms of this letter by signing below.

Sincerely,

/s/ Barry Smith

Barry Smith
Chairman and CEO

Agreed and Accepted:

By	/s/ Jonathan Rubin	Date:	October 26, 2015
Jonathan Rubin

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